KIRKPATRICK & LOCKHART LLP                     1800 Massachusetts Avenue, NW
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                                               Washington, D.C.  20036-1800
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February 14, 2000


INVESCO Sector Funds, Inc.
7800 East Union Avenue
Denver, Colorado  80237

Dear Sir or Madam:

     You have requested our opinion, as counsel to INVESCO Sector Funds, Inc. (the "Company"), a corporation organized under the laws of the State of Maryland on August 10, 1983, as to certain matters regarding the issuance of Shares of the Company in connection with the reorganizations of INVESCO Realty Fund and INVESCO Telecommunications Fund, each a series of a Maryland corporation; (the "Acquired Fund(s)") into the Company, as provided for in the Agreements and Plans of Conversion and Termination (the "Plans") between the Company and the Acquired Funds. The Plans provide for each Acquired Fund to transfer all of its assets to a new series of the Company (the "Acquiring Fund(s)") in exchange solely for the issuance of Shares and each Acquiring Fund's assumption of the liabilities of each respective Acquired Fund. (As used in this letter, the term "Shares" means the shares of common stock of the Acquiring Funds to be issued in connection with the Plans).

     We have, as counsel, participated in various corporate and other matters relating to the Company. We have examined copies, either certified or otherwise proved to be genuine, of its Articles of Incorporation and By-Laws, the minutes of meetings of it's Board of Directors and other documents relating to the organization and operation of the Company, and we are generally familiar with its business affairs. Based upon the foregoing, it is our opinion that the Shares of the Company may be legally and validly issued in accordance with the Company's Articles of Incorporation and By-Laws and subject to compliance with the Securities Act of 1933, as amended, the Investment Company Act of 1940, as amended, and applicable state laws regulating the offer and sale of securities, and when so issued, the Shares will be legally issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion in connection with Post-Effective Amendment No. 26 to the Company's Registration Statement on Form N-1A (File No. 002-85905) to be filed with the Securities and Exchange Commission. We also consent to the reference to our firm under the caption "Legal Counsel" in the Statement of Addition Information filed as part of the Registration Statement. Sincerely,

                                   /s/ Kirkpatrick & Lockhart LLP

                                   KIRKPATRICK & LOCKHART LLP